                                                                       EXHIBIT 2

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                      AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG

                                 UNITRIN, INC.,

                        UNITRIN ACQUISITION CORPORATION

                                      AND

                      THE RELIABLE LIFE INSURANCE COMPANY

                              AS OF JUNE 20, 1997

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

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   THE MERGER

 1.1  The Merger..........................................................   A-1
 1.2  Effective Time......................................................   A-1
 1.3  Effects of the Merger...............................................   A-2
 1.4  Articles of Incorporation...........................................   A-2
 1.5  By-Laws.............................................................   A-2
 1.6  Directors and Officers..............................................   A-2
 1.7  Conversion of Company B Stock.......................................   A-2
 1.8  Conversion of Shares................................................   A-2
 1.9  Election Procedures.................................................   A-3
 1.10 Allocation Procedures...............................................   A-3
 1.11 Designation of Exchange Agent.......................................   A-4
 1.12 Transmittal Materials; Surrender of Shares..........................   A-4
 1.13 Termination of Exchange Agent's Duties..............................   A-5
 1.14 Issuance, Voting and Dividends......................................   A-5
 1.15 Dissenting Reliable Shares..........................................   A-5
 1.16 Adjustments.........................................................   A-6
 1.17 Fractional Shares...................................................   A-6
 1.18 Closing of Company's Transfer Books.................................   A-6

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 2.1  Organization, Standing and Qualification of Company.................   A-6
 2.2  Company Subsidiaries................................................   A-6
 2.3  Capital Stock.......................................................   A-7
 2.4  Authorization.......................................................   A-7
 2.5  Articles of Incorporation and By-laws...............................   A-7
 2.6  Consents and Approvals..............................................   A-8
 2.7  Defaults and Conflicts..............................................   A-8
 2.8  GAAP Financial Statements...........................................   A-8
 2.9  Statutory Financial Statements......................................   A-8
 2.10 Changes Since December 31, 1996.....................................   A-9
 2.11 Real Estate and Mortgages...........................................   A-9
 2.12 Title to Property...................................................   A-9
 2.13 Investment Securities...............................................  A-10
 2.14 Environmental Laws..................................................  A-10
 2.15 Proprietary Rights..................................................  A-11
 2.16 [Intention..........................................................  A-11
 2.17 Agreements..........................................................  A-11
 2.18 Litigation..........................................................  A-11
 2.19 Compliance with Laws................................................  A-12
 2.20 Taxes...............................................................  A-12
 2.21 Related Party Transactions..........................................  A-13
 2.22 Employee Benefit Plans..............................................  A-13
 2.23 Insurance Protection................................................  A-14

 2.24 Insurance Business..................................................  A-14
      2.24.1 Policies and Rates...........................................  A-14
      2.24.2 Producers....................................................  A-14
      2.24.3 Assessments..................................................  A-14
      2.24.4 Regulatory Matters...........................................  A-14
 2.25 Regulatory Filings and Reports......................................  A-15
 2.26 Agents..............................................................  A-15
 2.27 Reserves and Reinsurance............................................  A-15
 2.28 Information in Proxy Statement......................................  A-15
 2.29 Information in Registration Statement...............................  A-16
 2.30 Other Filings.......................................................  A-16
 2.31 Third Party Discussions.............................................  A-16
 2.32 Disclosure..........................................................  A-16
 2.33 Fairness Opinion....................................................  A-16
 2.34 Finder and Investment Bankers.......................................  A-16

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF UNITRIN

 3.1  Organization of Unitrin and Acquisition Sub.........................  A-16
 3.2  Capital Stock.......................................................  A-17
 3.3  Authorization.......................................................  A-17
 3.4  Consents and Approvals..............................................  A-17
 3.5  Defaults and Conflicts..............................................  A-17
 3.6  SEC Reports; Financial Statements...................................  A-17
 3.7  Changes Since March 31, 1997........................................  A-18
 3.8  Registration Statement..............................................  A-18
 3.9  Information in Proxy Statement......................................  A-18
 3.10 Litigation..........................................................  A-18
 3.11 Compliance with Laws................................................  A-18
 3.12 Disclosure..........................................................  A-19
 3.13 Unitrin Rights Plan.................................................  A-19

                                   ARTICLE IV

                              RIGHT TO INVESTIGATE

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

 5.1  Conduct of Business Pending the Merger..............................  A-19
 5.2  Consents............................................................  A-20
 5.3  Notice..............................................................  A-21
 5.4  Shareholder Meeting.................................................  A-21
 5.5  Conversion of Company B Stock.......................................  A-21
 5.6  No Solicitation of Acquisition Proposals............................  A-21
 5.7  Affiliates..........................................................  A-21
 5.8  Phantom Stock Plan..................................................  A-22

 5.9  Cooperation.........................................................  A-22
 5.10 Comfort Letters.....................................................  A-22
 5.11 Conditions Precedent................................................  A-22

                                   ARTICLE VI

                              COVENANTS OF UNITRIN

 6.1  Consents............................................................  A-22
 6.2  Cooperation.........................................................  A-22
 6.3  Conditions Precedent................................................  A-22
 6.4  Director and Officer Liability......................................  A-22
 6.5  Registration Statement..............................................  A-23
 6.6  Inclusion on Nasdaq.................................................  A-23
 6.7  Notice..............................................................  A-23
 6.8  Comfort Letters.....................................................  A-23

                                  ARTICLE VII

                         CLOSING AND CLOSING DOCUMENTS

 7.1  Closing.............................................................  A-23
 7.2  Company Closing Documents...........................................  A-23
 7.3  Unitrin Closing Documents...........................................  A-24

                                  ARTICLE VIII

                    CONDITIONS TO THE OBLIGATIONS OF UNITRIN

 8.1  Validity of Representation and Warranties...........................  A-24
 8.2  Performance of Obligations..........................................  A-24
 8.3  Consents............................................................  A-24
 8.4  Material Adverse Change.............................................  A-24
 8.5  Company Closing Documents...........................................  A-24
 8.6  Approval of Company Shareholders....................................  A-24
 8.7  Resignations........................................................  A-25
 8.8  Affiliates..........................................................  A-25
 8.9  Licenses............................................................  A-25
 8.10 Private Placement Securities........................................  A-25

                                   ARTICLE IX

                  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

 9.1  Validity of Representations and Warranties..........................  A-25
 9.2  Performance of Obligations..........................................  A-25
 9.3  Tax Opinion.........................................................  A-25
 9.4  Consents............................................................  A-25
 9.5  Unitrin Closing Documents...........................................  A-25
 9.6  Material Adverse Change.............................................  A-26

 9.7  Fairness Opinion....................................................  A-26
 9.8  Inclusion on Nasdaq.................................................  A-26
 9.9  No Change of Control................................................  A-26

                                   ARTICLE X

                CONDITIONS APPLICABLE TO UNITRIN AND THE COMPANY

 10.1 Hart-Scott-Rodino Act...............................................  A-26
 10.2 Governmental Approvals..............................................  A-26
 10.3 Injunction..........................................................  A-26
 10.4 Shareholder Approval................................................  A-26
 10.5 Conversion of Company B Stock.......................................  A-26
 10.6 Registration Statement; Blue Sky....................................  A-26
 10.7 Dissenting Reliable Shares..........................................  A-27
 10.8 Effective Time......................................................  A-27

                                   ARTICLE XI

                        TERMINATION AND TERMINATION FEE

 11.1 Termination.........................................................  A-27
 11.2 Termination Fee.....................................................  A-27
 11.3 Survival of Rights..................................................  A-27

                                  ARTICLE XII

             SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

                                  ARTICLE XIII

                                 MISCELLANEOUS

 13.1 Payment of Expenses.................................................  A-28
 13.2 Entire Agreement....................................................  A-28
 13.3 Modifications, Amendments and Waivers...............................  A-28
 13.4 Assignment; Governing Law...........................................  A-28
 13.5 Schedules...........................................................  A-28
 13.6 Press Releases......................................................  A-28
 13.7 Notices.............................................................  A-28

                     AGREEMENT AND PLAN OF REORGANIZATION

  AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 20, 1997 (the "Agreement"), by and among The Reliable Life Insurance Company, a Missouri life insurance company (the "Company"), Unitrin Acquisition Corporation, a Missouri corporation ("Acquisition Sub"), said two corporations referred to herein as the "Constituent Corporations", and Unitrin, Inc., a Delaware corporation ("Unitrin").

  The authorized common stock of the Company consists of 6,000,000 shares of Class A Common Stock, $1.00 par value ("Company A Stock"), of which 1,111,845 are outstanding as of the date hereof, and 15,000,000 shares of Class B Common Stock, $1.00 par value ("Company B Stock"), of which 5,705,580 shares are outstanding as of the date hereof (Company B Stock and Company A Stock are hereinafter collectively referred to as "Company Common Stock");

  The authorized common stock of Unitrin consists of 100,000,000 shares of common stock, par value $.10 per share ("Unitrin Common Stock"), of which 37,335,245 shares were outstanding as of March 31, 1997;

  The authorized capital stock of Acquisition Sub consists of 1,000 shares of Common Stock, par value $1.00 per share, all of which shares are issued and outstanding and are owned by Unitrin;

  The respective Boards of Directors of the Company, Unitrin and Acquisition Sub deem the merger provided for herein (the "Merger") desirable and in the best interests of their respective shareholders;

  It is the intent of the parties that the merger and reorganization provided for herein shall be pursuant to the applicable laws of the State of Missouri and shall qualify as a reorganization as defined in Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); and

  The respective Boards of Directors of the Company, Unitrin and Acquisition Sub have duly adopted resolutions approving the Agreement, and the Board of Directors of the Company has directed that the Agreement be submitted for approval by the Company's shareholders.

  In consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

  1.1 The Merger. Subject to the receipt of all regulatory approvals listed on the Company Consent Schedule and the Unitrin Consent Schedule (as each term is defined below) and in accordance with the provisions of this Agreement, the Amended and Restated Articles of Incorporation of the Company (the "Company Articles") and Chapters 351 and 382 of the Revised Statutes of Missouri (the "Missouri Laws"), at the Effective Time (as herein defined), Acquisition Sub shall be merged with and into the Company and the separate existence of Acquisition Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation").

  1.2 Effective Time. The Merger shall become effective upon the issuance of a Certificate of Merger by the Secretary of State of Missouri after properly executed Articles of Merger have been filed with the Secretary of State of Missouri, which filing shall be made upon the closing of the transactions contemplated by this Agreement in accordance with Article VII hereof. As used herein, the term "Effective Time" shall mean the date and time at which such Certificate of Merger is so issued.

  1.3 Effects of the Merger. At the Effective Time the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of both of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account; including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to or due to either of the Constituent Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, under the laws of Missouri vested in either of the Constituent Corporations shall not revert or be impaired in any way by reason of the Merger. After the Effective Time, the Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations; and any claim existing or action or proceeding pending by or against any of such corporations may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

  1.4 Articles of Incorporation. The Articles of Incorporation of the Company in effect at the time of the Merger shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

  1.5 By-Laws. The By-Laws of Acquisition Sub in effect at the time of the Merger shall be the By-Laws of the Surviving Corporation until amended in accordance with applicable law.

  1.6 Directors and Officers. The directors of the Surviving Corporation at the Effective Time shall be individuals designated by Unitrin to serve, in each case, until their successors shall have been elected and shall qualify. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time. If at the Effective Time a vacancy shall exist on the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by the By-Laws of the Surviving Corporation.

  1.7 Conversion of Company B Stock. Subject to approval by a majority of the holders of Company B Stock, immediately prior to the Effective Time each issued and outstanding share of Company B Stock shall be converted into one-tenth ( 1/10) of a share of Company A Stock in accordance with the provisions of the Company's Articles of Incorporation and applicable law (the shares of Company A Stock, including those shares of Company A Stock issued upon conversion of the Company B Stock, are referred to hereinafter collectively as the "Shares" and individually as a "Share"). No fractional shares of Company A Stock shall be issued upon such conversion. In lieu of any fractional share of Company A Stock that a holder of Company B Stock would otherwise be entitled to receive as a result of such conversion, such holder shall be entitled to receive from the Company, upon surrender of stock certificates for exchange pursuant to the Merger as provided in this Article I, an amount in cash determined by multiplying the fraction of a share of Company A Stock to which such holder would otherwise have been entitled by $119.00. No interest shall be paid with respect to such cash payment. Upon conversion of the Company B Stock to Company A Stock, certificates representing outstanding shares of Company B Stock shall thereafter be deemed to represent the number of shares of Company A Stock into which such shares of Company B Stock have been converted.

  1.8 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any shareholder of the Constituent Corporations:

    (i) each Share held by the Company as treasury stock or owned by Unitrin or any subsidiary of Unitrin immediately prior to the Effective Time shall be canceled, retired, and shall be deemed to be authorized but unissued shares of the Company, and no payment shall be made with respect thereto;

    (ii) all shares of common stock of Acquisition Sub issued and outstanding at the Effective Time shall be converted into and exchanged for 4,000,000 shares of Class A common stock of the Surviving Corporation which shall constitute all the outstanding shares of capital stock of the Surviving Corporation; and

    (iii) each Share which is issued and outstanding immediately prior to the Effective Time, except as otherwise provided in Section 1.8(i) above and other than Dissenting Reliable Shares (as defined below), shall be converted into the right to receive, subject to the election and allocation procedures set forth in Sections 1.9 and 1.10 below, either (i) $119.00 in cash without interest (the "Per Share Cash Amount"), or (ii) 2.235 shares of Unitrin Common Stock (the "Per Share Stock Amount", which, together with the Per Share Cash Amount, is hereinafter referred to as the "Merger Consideration"), together with the associated preferred share purchase rights issued under the Rights Agreement between Unitrin and First Chicago Trust Company of New York, as Rights Agent, dated as of August 3, 1994 (the "Unitrin Rights Agreement").

  1.9 Election Procedures. Unitrin and the Company shall prepare a form (the "Election Form") pursuant to which each record holder of Shares may elect in accordance with the provisions of this Section 1.9 (hereinafter called an "Election"), and subject to the allocation provisions of Section 1.10, to receive for each Share owned by such holder (i) the Per Share Cash Amount (a "Cash Election") or (ii) the Per Share Stock Amount (a "Stock Election"). A holder of shares of Company B Stock shall be entitled to make Elections, with respect to the number of shares of Company B Stock owned by such holder, for the number of Shares equal to the number of shares of Company A Stock into which such shares of Company B Stock are to be converted as provided in
Section 1.7 above. The Company shall mail the Election Form to each of its shareholders of record as of the record date for the Company Shareholder Meeting (as defined in Section 2.4 herein). A shareholder's Election shall have been properly made only if the Exchange Agent (as defined in Section 1.11 below) shall have received, by 5:00 p.m., Central Time, on the date of the Company Shareholders' Meeting (the "Election Date"), an Election Form properly completed and signed. Any shareholder of the Company who fails to properly make the required election shall be deemed to have made a Stock Election with respect to all Shares (other than Dissenting Reliable Shares) owned by such holder. Dissenting Reliable Shares shall not be converted into the Merger Consideration and shall be treated as provided in Section 1.15 below.

  Any shareholder may at any time prior to the Election Date change his Election by written notice received by the Exchange Agent at or prior to the Election Date accompanied by a properly completed, later dated Election Form. Any shareholder may at any time prior to the Election Date revoke his Election by written notice received by the Exchange Agent at or prior to the Election Date. Any Election relating to Shares which become Dissenting Reliable Shares shall be deemed automatically revoked as of the Election Date. Any Election that has been revoked and not otherwise replaced by a later dated Election Form prior to the Election Date (other than an Election relating to Shares which become Reliable Dissenting Shares) shall be deemed to be a Stock Election. Any such revoked Election, together with all other Elections that are deemed to be Stock Elections as provided in the penultimate sentence in the immediately preceding paragraph, are hereinafter referred to as "Default Stock Elections."

  Unitrin will have the reasonable discretion, which it may delegate in whole or in part to the Exchange Agent, (i) to determine whether any Election Form has been properly completed, signed and submitted or revoked and (ii) to disregard immaterial defects in any Election Form. The decision of Unitrin (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Unitrin nor the Exchange Agent will be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent shall also make all computations under the allocation procedures described below to determine any allocation of the Merger Consideration under this Agreement and all such computations shall be conclusive and binding on the Company and its shareholders.

  1.10 Allocation Procedures. If the number of Shares covered by Stock Elections and Default Stock Elections is equal to or greater than 81% of the number of Shares outstanding immediately prior to the Merger (after giving effect to the conversion of the Company B Stock as provided in Section 1.7 above and before payment in cash for any fractional shares in connection therewith), then all Shares covered by Stock Elections and Default Stock Elections shall be converted into the right to receive shares of Unitrin Common Stock, and all Shares covered by Cash Elections shall be converted into the right to receive cash.

  If the number of Shares covered by Stock Elections and Default Stock Elections is less than 81% of the number of Shares outstanding immediately prior to the Effective Time (after giving effect to the conversion of the Company B Stock as provided in Section 1.7 above and before payment in cash for any fractional shares in connection therewith), then all Shares covered by Stock Elections and Default Stock Elections shall be converted into the right to receive shares of Unitrin Common Stock, and the Shares covered by Cash Elections shall be allocated by the Exchange Agent for conversion into the right to receive either cash or Unitrin Common Stock in the following manner: the Exchange Agent shall select by lot (or by such other method as is deemed reasonable by Unitrin and the Company) from among such Shares a sufficient number of Shares to be converted into the right to receive Unitrin Common Stock so that the number of Shares so selected, together with the Shares already covered by Stock Elections and Default Stock Elections, are sufficient to cause the total number of Shares to be converted into the right to receive Unitrin Common Stock to be equal to or greater than 81% of the number of Shares outstanding immediately prior to the Effective Time (after giving effect to the conversion of the Company B Stock as provided in Section 1.7 above and before payment in cash for any fractional shares in connection therewith); any such Shares not so selected by the Exchange Agent shall be converted into the right to receive cash.

  After giving effect to the foregoing allocations, if the payment of cash in lieu of fractional shares of Unitrin Common Stock pursuant to Section 1.17 would result in fewer than 81% of the number of Shares outstanding immediately prior to the Effective Time being converted into whole shares of Unitrin Common Stock, then the Exchange Agent shall select by lot (or such other method as is deemed reasonable by Unitrin and the Company) additional Shares covered by Cash Elections for conversion into the right to receive Unitrin Common Stock in order to ensure that not less than 81% of the number of Shares outstanding immediately prior to the Effective Time is converted into whole shares of Unitrin Common Stock.

  1.11 Designation of Exchange Agent. Not more than three business days following the Effective Time, Unitrin shall make available to First Chicago Trust Company of New York as exchange agent (the "Exchange Agent") (i) the number of shares of Unitrin Common Stock issuable in respect of Shares that have been converted into the right to receive the Per Share Stock Amount and
(ii) an amount in cash equal to the sum of (A) the amount of cash payable in respect of Shares that have been converted into the right to receive the Per Share Cash Amount and (B) the amount of cash payable in respect of fractional Shares as provided in Sections 1.7 and 1.17 hereof. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Unitrin Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

  1.12 Transmittal Materials; Surrender of Shares. As promptly as practicable following the Effective Time, Unitrin shall cause the Exchange Agent to mail appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Shares shall pass, only upon proper delivery of such certificates to the Exchange Agent) to the former holders of Shares for use in surrendering their certificate or certificates in exchange for the Merger Consideration. Each holder of a certificate formerly representing Shares who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials, to the Exchange Agent shall, upon acceptance thereof, be entitled to a certificate representing the Unitrin Common Stock or cash into which the Shares shall have been converted pursuant hereto. Each certificate which represented Shares immediately prior to the Effective Time (other than Dissenting Reliable Shares) shall be deemed canceled at the Effective Time and shall represent only the right to receive the Merger Consideration for each Share represented by such certificate. In no event shall the holder of any such surrendered certificates be entitled to receive interest on the Per Share Cash Amount to be received in the Merger.

  To the extent provided by Section 1.17 of this Agreement, each holder of Shares also shall receive, upon surrender of the certificate or certificates representing such Shares, cash in lieu of any fractional shares of Unitrin Common Stock to which such holder would otherwise be entitled. Unitrin shall not be obligated to deliver the consideration to which any former holder of Shares is entitled as a result of the Merger until such holder surrenders the certificate or certificates representing such Shares for exchange as provided in this Section

1.12. In addition, certificates surrendered for exchange by any person identified on the letter delivered by the Company to Unitrin pursuant to
Section 5.7 hereof shall not be exchanged for certificates representing whole shares of Unitrin Common Stock until Unitrin has received a written agreement from such person as provided in Section 5.7.

  1.13 Termination of Exchange Agent's Duties. Promptly following the date which is one hundred and eighty days after the Effective Time, the Exchange Agent shall deliver to Unitrin all cash and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate formerly representing Shares who has not previously surrendered such certificate may surrender such certificate to Unitrin and (subject to applicable abandoned property, escheat and similar laws and Sections 1.09 and
1.10 hereof) receive in exchange therefor the Merger Consideration. Notwithstanding anything in this Agreement to the contrary, neither Unitrin, Acquisition Sub, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Shares, for Unitrin Common Stock, dividends or distributions thereon, the Cash Amount Per Share, or cash in lieu of fractional Shares, delivered to a public official pursuant to applicable escheat laws.

  1.14 Issuance, Voting and Dividends. The shares of Unitrin Common Stock constituting the Merger Consideration shall be deemed to have been issued at the Effective Time. No holder of any unsurrendered certificates representing Shares shall have the right to vote the Unitrin Common Stock receivable in exchange for such certificates until such certificates are surrendered as provided in Sections 1.12 and 1.13. Following such surrender, such holder shall have the right to vote the Unitrin Common Stock at any meeting the record date of which is after the date of such surrender. No dividends or other distributions with respect to the Unitrin Common Stock constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered certificates representing Shares until such certificates are surrendered as provided in Sections 1.12 and 1.13. Upon such surrender, there shall be paid, without interest, to the person in whose name the certificates representing the shares of Unitrin Common Stock into which such Shares were converted are registered, all dividends and other distributions payable in respect of such shares of Unitrin Common Stock on a date subsequent to, and in respect of a record date after, the Effective Time and prior to such surrender. Such holder shall be also entitled to receive, on the payment date therefor, any dividend or distribution the record date for which occurs prior to such surrender and the payment date for which occurs following such surrender. In no event shall any holder be entitled to receive interest on the Cash Amount Per Share to be received in the Merger.

  1.15 Dissenting Reliable Shares. Each outstanding share of Company Common Stock for which written notice of intent to demand payment therefor is delivered in accordance with Article XIV of the Company Articles and is not voted in favor of the Merger shall not be converted into or represent a right to receive the Merger Consideration hereunder unless and until the holder thereof shall have failed to perfect or shall have withdrawn or otherwise lost his right to demand payment under Article XIV of the Company Articles, at which time his shares shall be converted into the right to receive the Merger Consideration in the same manner and subject to the same conditions as provided for other outstanding Shares in this Article I. All such Shares for which such a written notice of intent to demand payment is so delivered and which are not voted in favor of the Merger, and for which a demand for payment is perfected in accordance with Article XIV of the Company Articles and not withdrawn or waived, are herein called "Dissenting Reliable Shares." The Company shall give Unitrin and Acquisition Sub prompt notice upon receipt by the Company of any such written notice of intent to demand payment for Shares. The Company agrees that prior to the Effective Time it will not, except with the prior written consent of Unitrin, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. Each holder of Shares who demands payment in accordance with Article XIV of the Company Articles shall retain all other rights as a shareholder of the Company until the Effective Time whereupon such shares shall be canceled and represent only the right to receive the payment provided for under Article XIV of the Company Articles. Each holder of Dissenting Reliable Shares who becomes entitled, pursuant to Article XIV of the Company Articles, to receive payment for the fair value of his shares shall receive payment therefor from the Company as the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions).

  1.16 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Unitrin shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any dividend (whether in cash, stock or other property) to shareholders of Unitrin as to which the record date is before the Effective Time (other than (i) Unitrin's regular quarterly dividends in an amount consistent with prior practice, and (ii) the Unitrin Fourth Quarter Dividend as described in Section 5.1(ii), regardless of amount), the Per Share Stock Amount shall be appropriately adjusted.

  1.17 Fractional Shares. No fractional shares of Unitrin Common Stock shall be issued in the Merger. All fractional shares of Unitrin Common Stock that a holder of Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive from Unitrin, in lieu thereof, upon surrender of stock certificates for exchange pursuant to this
Article I, an amount in cash determined by multiplying $119.00 (subject to appropriate adjustment by reason of an occurrence as cited in Section 1.16) by the fraction of a share of Unitrin Common Stock to which such holder would otherwise have been entitled. No interest shall be paid with respect to such cash payment.

  1.18 Closing of Company's Transfer Books. At the Effective Time, the stock transfer records of the Company shall be closed and no transfer of Shares shall thereafter be made or recognized.

                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to Unitrin and Acquisition Sub as follows:

  2.1 Organization, Standing and Qualification of Company. The Company is an insurance company duly organized, validly existing and in good standing under the laws of the State of Missouri and has the corporate power to own or lease its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the business, prospects, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries (as hereinafter defined), taken as a whole, or adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement in any material respect (a "Company Material Adverse Effect"). The Company has all requisite power and authority to carry on an insurance business pursuant to and to the extent of the certificates of authority issued under the laws of the states listed in Section 2.1 of a schedule delivered by the Company to Unitrin concurrently with the execution of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule specifies the line or lines of insurance which is permitted to be written with respect to each certificate of authority listed. No certificate of authority identified on such Schedule has been revoked, restricted, suspended, limited or modified nor is any certificate of authority the subject of, nor to the knowledge of the Company is there a basis for, a proceeding for revocation, restriction, suspension, limitation or modification, nor is the Company operating under any formal or informal agreement or understanding with the licensing authority of any state which restricts its authority to do business or requires the Company to take, or refrain from taking, any action. Except as set forth on such Schedule, the Company has not issued any surplus notes or similar instruments.

  2.2 Company Subsidiaries. Section 2.2 of the Company Disclosure Schedule sets forth a list of all of the Company's subsidiaries (hereinafter separately called a "Company Subsidiary" and collectively called the "Company Subsidiaries"). Such Schedule sets forth the authorized capital stock, the number of shares duly issued and outstanding, the number so owned by the Company and the jurisdiction of incorporation of each Company Subsidiary. The shares of capital stock of the Company Subsidiaries owned directly or indirectly by the Company are validly issued, fully paid and non-assessable, and are owned free and clear of any liens, claims, charges or encumbrances except as set forth on the Company Disclosure Schedule. Except as set forth on such Schedule, neither the Company nor any of the Company Subsidiaries has any investment in any subsidiary or any investment in any partnership, joint venture, limited liability company or similar entity, all of which investments are owned free and clear of any liens, claims, charges or encumbrances except as set forth thereon. Each of the Company Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own or lease its properties and carry on its business as now being conducted. Each of the Company Subsidiaries is duly qualified or otherwise authorized to transact business as a foreign corporation and is in good standing in every jurisdiction in which such qualification or authorization is required by law to carry on its business as now being conducted, except where the failure to qualify or to be authorized would not have a Company Material Adverse Effect. Each of the Company Subsidiaries which is an insurance company as specified on the Company Disclosure Schedule (hereinafter separately called an "Insurance Subsidiary" and collectively called the "Insurance Subsidiaries"), has all requisite power and authority to carry on an insurance business pursuant to and to the extent of the certificates of authority issued under the laws of the states listed in such Schedule. The Company Disclosure Schedule specifies the line or lines of insurance which is permitted to be written with respect to each certificate of authority listed. No certificate of authority identified on such Schedule has been revoked, restricted, suspended, limited or modified nor is any certificate of authority the subject of, nor to the knowledge of the Company is there a basis for, a proceeding for revocation, restriction, suspension, limitation or modification, nor is any Insurance Subsidiary operating under any formal or informal agreement or understanding with the licensing authority of any state which restricts its authority to do business or requires such Insurance Subsidiary to take, or refrain from taking, any action. Except as set forth on such Schedule, none of the Insurance Subsidiaries has issued any surplus notes or similar instruments.

  2.3 Capital Stock. The authorized capital stock of the Company consists of 3,000,000 shares of Voting Preferred Stock, $1.00 par value, none of which have been issued, 3,000,000 shares of Nonvoting Preferred Stock, $1.00 par value, none of which have been issued, 6,000,000 shares of Company A Stock, of which 1,111,845 shares are issued and outstanding as of the date hereof, and 15,000,000 shares of Company B Stock, of which 5,705,580 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Company Common Stock have been validly issued and are fully paid and non-assessable and free of preemptive rights. Except for shares specified above and as reflected in Section 2.3 of the Company Disclosure Schedule, the Company is not a party to any contract, understanding, restriction or agreement, including any voting trust or other agreement or understanding with respect to the voting of any of the capital stock of the Company or any Company Subsidiary, or any convertible, exchangeable or exercisable security, option, warrant, call, or commitment on the part of the Company or any Company Subsidiary of any character relating to issued or unissued shares of the capital stock of the Company or any Company Subsidiary.

  2.4 Authorization. The Board of Directors of the Company has adopted resolutions approving the Agreement and the transactions contemplated hereby, including without limitation the conversion of the Company B Stock to Company A Stock to be effective immediately preceding the Merger, and has authorized the execution and delivery of the Agreement and has directed by resolution that the Agreement be submitted to a vote of the shareholders of the Company taken at a meeting called for the purpose of considering and acting upon this Agreement (the "Company Shareholder Meeting"). The Company has full power and authority to enter into this Agreement and, upon appropriate consent of its shareholders in accordance with law, subject to obtaining all required regulatory approvals, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors rights generally and subject to general principles of equity. Other than the approval by a majority of the holders of Company B Stock, in accordance with the Company's Articles of Incorporation and applicable law, no other action or authorization is required to effect such conversion of Company B Stock to Company A Stock.

  2.5 Articles of Incorporation and By-laws. The Company has delivered to Unitrin true and complete copies of its and each of the Company Subsidiaries' Articles of Incorporation and By-Laws as in effect as of the date hereof. Neither the Company nor any Company Subsidiary is or immediately prior to the Effective Time will be in default under its Articles of Incorporation or By-Laws.

  2.6 Consents and Approvals. Except for the consents and approvals listed on the schedule attached hereto (the "Company Consent Schedule"), no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

  2.7 Defaults and Conflicts. Subject to the receipt of all consents and approvals contemplated by this Agreement, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the fulfillment of and compliance with the terms and provisions hereof, will
(i) violate any judicial, administrative or arbitral order, writ, award, judgment, injunction or decree involving the Company or any of the Company Subsidiaries, (ii) conflict with the terms, conditions or provisions of the Articles of Incorporation or By-Laws of the Company or any Company Subsidiary,
(iii) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by, any indenture or any agreement or other instrument to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound, including without limitation any agreement listed in
Section 2.17 of the Company Disclosure Schedule, (iv) result in the creation of any lien, charge or encumbrance upon any of the assets of the Company or any Company Subsidiary under any such agreement or instrument, or (v) terminate or give any party thereto the right to terminate any such indenture, agreement or instrument, other than, with respect to (iii), (iv) and (v) above, any such conflict, lien or termination that would not result in a Company Material Adverse Effect. Except as set forth in Section 2.7 of the Company Disclosure Schedule, no consent of any third party to any indenture, agreement or other instrument to which the Company or any Company Subsidiary is a party is required in connection with the Merger, except for such consent or consents that, if not obtained, would not result in a Company Material Adverse Effect.

  2.8 GAAP Financial Statements. The Company has delivered to Unitrin (i) audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 1992, 1993, 1994, 1995 and 1996, and the related audited consolidated statements of income, cash flows and stockholders' equity and the notes thereto for the years ended on each of those dates, and (ii) an unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of March 31, 1997 and the related statements of income, cash flows and stockholders' equity and any notes thereto for the period then ended (hereinafter referred to as the "Company March 31, 1997 Financial Statements"). All such financial statements, together with the notes thereto, present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof, and its consolidated results of operations and cash flows for the periods then ended, in conformity with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods (except as may be indicated therein or in the notes thereto, and, in the case of any unaudited interim financial statements, subject to (i) normal year-end adjustments and (ii) standard limitations on the application of GAAP), provided that financial statements for Clayton Reinsurance Ltd. (Bermuda) are prepared in accordance with Canadian generally accepted accounting principles.

  Except as and to the extent reflected in the Company March 31, 1997 Financial Statements or in Section 2.8 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary had as of March 31, 1997 any liability or obligation (absolute, contingent or otherwise) except for liabilities arising in the ordinary course, none of which, individually or in the aggregate, would have a Company Material Adverse Effect. Except as and to the extent set forth in Section 2.8 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has incurred any liability or obligation (absolute, contingent or otherwise) since March 31, 1997 other than liabilities incurred in the ordinary course of business, none of which, individually or in the aggregate, would have a Company Material Adverse Effect.

  2.9 Statutory Financial Statements. The Company has furnished to Unitrin copies of the statutory financial statements and the annual audited financial reports (collectively, the "Statutory Financial Statements") for the Company and each of the Insurance Subsidiaries (provided that such financial reports for The Reliable Life

Insurance Company of Texas and Clayton Reinsurance Ltd. (Missouri) are not audited) for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 and the quarter ended March 31, 1997 as filed with the Missouri Director of Insurance and the applicable insurance department or comparable regulatory authority of each of such Insurance Subsidiaries' jurisdiction of organization (each such department or authority, as applicable, is hereinafter referred to as the "Insurance Department"), provided that the Statutory Financial Statements of Clayton Reinsurance Ltd. (Bermuda) are not filed with the Missouri Director of Insurance and have not been audited as of the date hereof with respect to 1996 and the quarter ended March 31, 1997. The Statutory Financial Statements, including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims, together with the notes, exhibits and schedules thereto, fairly present the statement of admitted assets, liabilities and capital and surplus of the Company and each of the Insurance Subsidiaries as of the dates thereof and the related statutory basis statements of income, changes in capital and surplus, and cash flows for the periods indicated in conformity with the statutory accounting practices prescribed or permitted by the applicable Insurance Department or by the National Association of Insurance Commissioners ("SAP"), applied on a basis consistent with prior periods, except as set forth therein. Section 2.9 of the Company Disclosure Schedule describes each such permitted statutory accounting practice and the effect such practice has on the surplus of the Company and each of the Insurance Subsidiaries. Each such Statutory Financial Statement was in compliance with applicable law and correct in every material respect when filed and there were no material omissions therefrom. Except for liabilities and obligations disclosed or provided for in the Statutory Financial Statements, neither the Company nor any of the Insurance Subsidiaries had, as of the respective dates of each such Statutory Financial Statements, any liabilities or obligations (whether absolute or contingent and whether due or to become due) except for liabilities arising in the ordinary course which are not required to be reflected in statutory financial statements prepared in accordance with SAP, none of which, individually or in the aggregate, would have a Company Material Adverse Effect. All books of account of the Company and such Insurance Subsidiary fully and fairly disclose all the transactions, properties, assets, investments, liabilities and obligations of the Company and such Insurance Subsidiary and all such books of account are in the possession of the Company or such Insurance Subsidiary and are complete in all material respects.

  2.10 Changes Since December 31, 1996. Since December 31, 1996 there has been no event or condition which has had (or is reasonably likely to result in) a Company Material Adverse Effect, and except as set forth in Section 2.10 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course consistent with past practices and have not taken any action which, if taken after the date hereof, would violate Section 5.1 hereof.

  2.11 Real Estate and Mortgages. Section 2.11 of the Company Disclosure Schedule sets forth a list and summary description of (i) all real property currently owned or sold or disposed of within the past three (3) years by the Company or any Company Subsidiary and all buildings and other structures located on such real property, (ii) all leases, subleases or other agreements under which the Company or any Company Subsidiary is or was within the past three (3) years the lessor or lessee of any real property (such list being current as of June 1, 1997 with respect to properties where the Company is the lessor, and such list being current as of June 10, 1997 with respect to properties where the Company is the lessee), (iii) all unexpired options held by the Company or any Company Subsidiary or contractual obligations on its part to purchase or acquire any interest in real property, (iv) all unexpired options granted by the Company or any Company Subsidiary or contractual obligations on its part to sell or dispose of any interest in real property,
(v) all mortgages (other than mortgages which are Company Investments, as defined in Section 2.13) held by the Company or any Company Subsidiary, identifying all such mortgages, if any, for which deficiency notices have been issued or that are otherwise not current. Except as set forth in Section 2.11 of the Company Disclosure Schedule, as of the date hereof such leases, subleases and other agreements are in full force and effect and neither the Company nor any Company Subsidiary has received any notice of any default thereunder. Each of the options set forth in Section 2.11 of the Company Disclosure Schedule is in full force and effect.

  2.12 Title to Property. Except as set forth in Section 2.12 of the Company Disclosure Schedule, the Company and each Company Subsidiary has good and marketable title to all assets and properties shown as owned by it on the Company March 31, 1997 Financial Statements or acquired since that date (except properties disposed of in the ordinary course of business subsequent to said date), in each case free of all mortgages, liens, charges and encumbrances of any nature whatsoever, other than (i) liens for Taxes (as defined below) not yet due and payable and (ii) such minor liens, charges and encumbrances as, in the aggregate, do not and would not if asserted have a Company Material Adverse Effect ("Permitted Company Liens").

  2.13 Investment Securities.

    (i) The Company has provided to Unitrin a list of all securities, mortgages and other investments owned by the Company, the Insurance Subsidiaries and The Reliable Life Insurance Company and Associates Retirement Plan (the "Plan") (all such investments collectively are hereinafter referred to as the "Company Investments"), together with the cost basis book or amortized value, as the case may be, as of March 31, 1997. Section 2.13 of the Company Disclosure Schedule sets forth a list of all acquisitions and dispositions of the Company Investments by the Company, the Insurance Subsidiaries and the Plan from March 31, 1997 to May 31, 1997. All acquisitions and dispositions of Company Investments by the Company, the Insurance Subsidiaries and the Plan from May 31, 1997 to the date hereof have complied with the investment policies of the Company, such Insurance Subsidiaries and the Plan and all applicable insurance laws and regulations.

    (ii) Section 2.13 of the Company Disclosure Schedule separately identifies all of the Company Investments that are securities or interests therein acquired in private placement transactions by the Company, each Insurance Subsidiary and the Plan and are owned by the Company, each Insurance Subsidiary and the Plan as of the date hereof (such Schedule may omit principal payments or prepayments made in respect of such Company Investments after March 31, 1997).

    (iii) Except as set forth in Section 2.13 of the Company Disclosure Schedule, the Company, the Insurance Subsidiaries and the Plan have good and marketable title to the Company Investments other than with respect to those Company Investments which have been disposed of in the ordinary course of business or as contemplated by this Agreement or redeemed in accordance with their terms since such date and other than Permitted Company Liens or with respect to statutory deposits which are subject to certain restrictions on transfer.

    (iv) Section 2.13 of the Company Disclosure Schedule identifies the Company Investments which to the best knowledge of the Company, are in default in the payment of principal or interest as of May 31, 1997.

    (v) Except as set forth in Section 2.13 of the Company Disclosure Schedule, there are no liens, claims or encumbrances on any of the Company Investments, other than Permitted Company Liens, and none of the Company Investments consist of securities loaned to third parties.

  2.14 Environmental Laws. Except as set forth in Section 2.14 of the Company Disclosure Schedule, the Company and each Company Subsidiary has conducted and is conducting its business in compliance in all material respects with all applicable federal, state, and local laws, regulations and requirements currently in force relating to the protection of the environment ("Environmental Laws"). Except as set forth in Section 2.14 of the Company Disclosure Schedule, there is no pending, or to the knowledge of the Company or any Company Subsidiary, threatened, civil or criminal litigation, written notice of violation, or administrative proceeding relating to such Environmental Laws involving the Company or any Company Subsidiary or any previously or presently owned property or asset of the Company or any Company Subsidiary, including without limitation any insurance policy assumed, reinsured or issued by the Company or any Insurance Subsidiary that asserts coverage for any alleged violation of Environmental Laws. There are no conditions existing with respect to the release, emission, discharge or presence of hazardous substances in connection with the business of the Company or any Company Subsidiary which conditions could, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each Company Subsidiary has received all approvals, consents, licenses, and permits with respect to environmental matters necessary to carry on its business as currently conducted, the failure of which to obtain could, individually or in the aggregate, have a Company Material Adverse Effect.

  2.15 Proprietary Rights. Section 2.15 of the Company Disclosure Schedule sets forth all the trademarks, trade names, service marks (and all registrations and applications with respect thereto), computer software, programs and similar systems (other than "off-the-shelf" software programs) (collectively the "Proprietary Rights") owned or used by the Company or any Company Subsidiary. Except as otherwise set forth in such Schedule, each of the Company and the Company Subsidiaries owns or is duly authorized to use all of its Proprietary Rights, including "off-the-shelf" software programs. The Proprietary Rights owned by the Company or a Company Subsidiary do not violate or infringe upon the proprietary rights of any third party, and there is no claim, action, proceeding or investigation pending or, to the best of the Company's knowledge, threatened against the Company or any of the Company Subsidiaries with respect to any of the Proprietary Rights.

  2.16 [Intentionally left blank].

  2.17 Agreements. Except as set forth in Section 2.17 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to nor is the Company or any Company Subsidiary bound by any oral or written
(i) contract for the employment of any officer or employee which pursuant to its terms is not terminable without liability on 30 days' (or less) notice or which provides for any further payments following such termination, or contract with a former officer or employee pursuant to which payments are required to be made at any time following the date hereof, or contract with any labor union or association representing any employee, (ii) stock ownership, profit-sharing, bonus, deferred compensation, phantom stock, stock option, severance pay, pension, retirement or similar plan or agreement, (iii) mortgage, indenture, note or installment obligation the unpaid balance of which exceeds $50,000, or other instrument for or relating to any borrowing of money by the Company or any of the Company Subsidiaries, the unpaid balance of which exceeds $50,000, (iv) guaranty of any obligation for borrowings or otherwise which in the aggregate exceed $50,000, (v) agreement or arrangement for the sale or lease of any material amount of its assets or part of its business other than in the ordinary course of business or for the grant of preferential rights to purchase or lease any material amount of its assets or part of its business, (vi) agreement or arrangement obligating it to register any of its outstanding shares or other securities with the Securities and Exchange Commission (the "SEC"), (vii) agreement or arrangement with any officer or director of the Company, any Company Subsidiary, or any other affiliate of the Company, (viii) reinsurance or retrocession treaty or agreement (including terminated treaties or agreements containing residual or unexpired liabilities), (ix) agreement or contract with any insurance agent or producer other than pursuant to the forms of agreement included in such Schedule, (x) agreement or arrangement with any investment advisor, (xi) agreement or arrangement pursuant to which the Company or any Company Subsidiary has agreed to acquire or dispose of any Company Investments or
(xii) contract, agreement or other instrument which is material to the business, prospects, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole. All contracts, plans, mortgages, indentures, guaranties and other agreements set forth in Section 2.17 of the Company Disclosure Schedule are in full force and effect as of the date hereof, neither the Company nor any Company Subsidiary or to the knowledge of the Company or any Company Subsidiary any other party thereto is in default as to any provision thereof, except for defaults which individually or in the aggregate would not have a Company Material Adverse Effect, and no party thereto may terminate any of such agreements by reason of the transactions contemplated by this Agreement.

  2.18 Litigation. Section 2.18 of the Company Disclosure Schedule sets forth a description of (i) each lawsuit in which punitive, exemplary or other extra-contractual damages are sought against Company or any Company Subsidiary, (ii) each lawsuit not involving insurance policies issued by the Company or any Insurance Subsidiary in which the Company or any Company Subsidiary is a party, (iii) each lawsuit involving a life or health insurance policy issued by the Company or any Insurance Subsidiary, and (iv) each lawsuit involving a property or casualty insurance policy issued or reinsured by the Company or any Insurance Subsidiary where the reserve established by the Company or such Insurance Subsidiary exceeds $50,000. Except as set forth in Section 2.18 of the Company Disclosure Schedule, and except for insurance claims litigation arising in the ordinary course of business for which reserves have been established in accordance with Section 2.27 hereof, there is no action, suit, arbitration, mediation, investigation or proceeding pending against, or to the knowledge of the Company or any Company Subsidiary threatened against or affecting the Company or any Company Subsidiary or its properties or businesses, at law or in equity, or before any governmental or administrative body or agency or before any arbitrator which, alone or in the aggregate, could have a Company Material Adverse Effect or which challenges the validity of this Agreement or any action taken or to be taken by the Company pursuant to this Agreement in connection with the Merger. Except as may be set forth on such Schedule, there are no unresolved disputes under any contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound involving in the aggregate an amount in excess of $50,000. Neither the Company nor any Company Subsidiary is in default with respect to any order, writ, award, judgment, injunction or decree of any court, governmental or administrative body or agency, or arbitrator applicable to it.

  2.19 Compliance with Laws. The Company and each of the Company Subsidiaries has complied with all laws, regulations, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local, foreign or otherwise) applicable to its businesses, except where the failure to have so complied would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 2.19 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any notification of any asserted failure by it to comply with any of such laws.

  2.20 Taxes.

    2.20.1 Except as set forth in Section 2.20.1 of the Company Disclosure
  Schedule: (i) all Tax Returns (as defined below) required to be filed with the appropriate taxing authorities have been filed by or on behalf of the Company or any Company Subsidiary and all Taxes (as defined below) shown to be due on such Tax Returns have been paid or provided for in full; (ii) there are no liens for Taxes upon the assets of the Company or any Company Subsidiaries except statutory liens for Taxes not yet due; (iii) there are no outstanding deficiencies in respect of Taxes asserted or threatened or assessments of Taxes made or threatened, nor any administrative or judicial proceedings pending or threatened concerning Taxes, with respect to the Company or any Company Subsidiary and any deficiencies, assessments or proceedings shown in the Company Disclosure Schedule are being contested in good faith through appropriate proceedings; (iv) the Company has established on the financial statements described in Section 2.8 of this Agreement reserves and accruals adequate for the payment of all Taxes accruing with respect to or payable by Company and each Company Subsidiary for all periods reflected therein; (v) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed with respect to the Company or any Company Subsidiary; and (vi) neither the Company nor any Company Subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has not been filed.

    2.20.2 The appropriate income Tax Returns of the Company and each Company Subsidiary have been examined by (i) the Internal Revenue Service or the statute of limitations has expired for all periods up to and including December 31, 1988 and (ii) the taxing authorities of all of the states set forth in Section 2.2 of the Company Disclosure Schedule or the statute of limitations has expired for all periods up to and including December 31, 1988, respectively, and there are no outstanding or unresolved proposed adjustments.

    2.20.3 The consummation of the transactions contemplated by this Agreement will not give rise to any payment by the Company or any Company Subsidiary which payment will not be deductible (in whole or in part) by reason of Section 280G of the Code, as amended, and the regulations promulgated thereunder.

    2.20.4 Except as set forth in Section 2.20.4 of the Company Disclosure Schedule, no power of attorney has been granted by the Company or any Company Subsidiary with respect to any matter relating to Taxes which is currently in force.

  For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including without limitation, all net income, gross income, premium or privilege, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees or assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority

(domestic or foreign) upon the Company or any Company Subsidiary and the term "Tax Returns" shall mean all returns, declarations, reports, estimates, and statements, regarding Taxes, required to be filed under United States federal, state, local or any foreign laws.

  2.21 Related Party Transactions. Except as set forth in Section 2.21 of the Company Disclosure Schedule and other than transactions exclusively between or among the Company and/or any of the Company Subsidiaries, neither the Company nor any Company Subsidiary has made any loan to any director, officer or other affiliate of the Company or a Company Subsidiary which remains outstanding nor has the Company or any Company Subsidiary entered into any agreement, other than an agreement referred to in Section 2.17 hereof, for the purchase or sale of any property or services from or to any director, officer or other affiliate of the Company or a Company Subsidiary.

  2.22 Employee Benefit Plans.

    2.22.1 Section 2.22.1 of the Company Disclosure Schedule sets forth a true and complete list of each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and each other plan, arrangement and agreement providing employee benefits (collectively the "Plans"), that covers current or former employees of the Company or any Company Subsidiary or affiliate and is presently maintained by the Company or any Company Subsidiary or any affiliate thereof or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA. None of the Plans is a "multi-employer plan," as defined in Section 3(37) of ERISA. The Company has delivered or made available to Unitrin copies of all such Plans; any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements relating thereto; the most recent determination letter, if any, from the Internal Revenue Service with respect to each of the Plans which is subject to ERISA ("ERISA Plans"); actuarial valuations, if applicable, for the most recent plan year for which such valuations are available; the current summary plan descriptions; and the annual return/report on Form 5500 and summary annual reports for each of the Plans for each of the last three years.

    2.22.2 Each of the ERISA Plans is in substantial compliance with all applicable provisions of law, including the Code and ERISA. Except as set forth in Section 2.22.2 of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate currently maintains or sponsors a defined benefit pension plan as defined in Section 414(j) of the Code and neither the Company nor any ERISA Affiliate has ever maintained or sponsored any such plan that could give rise to a liability against the Company or any Company Subsidiary.

    2.22.3 The written terms of each of the Plans, and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in substantial compliance with all applicable laws including ERISA, the Code, and the Age Discrimination in Employment Act, as applicable, and each of such Plans has been administered in substantial compliance with such requirements.

    2.22.4 Except with respect to income taxes on benefits paid or provided, no income, excise or other tax or penalty (federal or state) has been waived or excused, has been paid or is owed by any person (including, but not limited to, any Plan, any Plan fiduciary, the Company and ERISA Affiliates) with respect to the operations of, or any transactions with respect to, any Plan. No action has been taken, nor has there been any failure to take any action, nor is any action or failure to take action contemplated, that would subject any person or entity to any liability for any tax or penalty in connection with any Plan. No reserve for any taxes or penalties has been established with respect to any Plan, nor has any advice been given to any person with respect to the need to establish such a reserve.

    2.22.5 There are no (i) actions, suits, arbitrations or claims (other than routine claims for benefits), (ii) legal, administrative or other proceedings or governmental investigations or audits, or (iii) complaints to or by any governmental entity, which are pending, anticipated or threatened, against the Plans or their assets.

    2.22.6 The present value of the future cost to the Company and ERISA Affiliates of post-retirement medical benefits that the Company or any ERISA Affiliate is obligated to provide, calculated on the basis of actuarial assumptions the Company considers reasonable estimates of future experience and which have been provided to Unitrin, does not exceed the amount specified in Section 2.22.6 of the Company Disclosure Schedule.

    2.22.7 Neither the Company nor any ERISA Affiliate, nor any of the ERISA Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any ERISA Affiliate, any of the ERISA Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to
  Section 4975 or 4976 of the Code, which civil penalty or tax would, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any ERISA Affiliate is, or, as a result of any actions, omissions, occurrences or state of facts existing prior to the Effective Time, may become liable for any tax imposed under Section 4978 of the Code, which tax would, individually or in the aggregate, have a Company Material Adverse Effect.

  2.23 Insurance Protection. All material tangible and real properties of the Company and each Company Subsidiary are covered by valid and currently effective insurance policies issued in favor of the Company or a Company Subsidiary. Set forth in Section 2.23 of the Company Disclosure Schedule is a list of all insurance policies covering the Company and the Company Subsidiaries. The Company or a Company Subsidiary is included as an insured party under all such policies or has full rights as a loss payee. No notice of cancellation or termination has been received with respect to any such policy. Such policies will not be terminable or cancelable by reason of this Agreement and the consummation of the transactions contemplated hereby.

  2.24 Insurance Business.

    2.24.1 Policies and Rates. Except as set forth in Section 2.24.1 of the Company Disclosure Schedule, all policies of insurance issued by the Company or any of the Insurance Subsidiaries as now in force are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection. Any premium rates required to be filed with or approved by insurance regulatory authorities have been so filed or approved and premiums charged conform thereto and to any related actuarial memoranda and documents required to be filed with such authorities. Any such actuarial memoranda comply in all material respects with applicable standard valuation and non-forfeiture laws.

    2.24.2. Producers. Each of the contracts between the Company or any of the Insurance Subsidiaries and its agents, managers, brokers or producers is in full force and effect. Neither the Company nor any of the Insurance Subsidiaries is and to the knowledge of the Company none of the agents are in default in any material respect thereunder, and no such party thereto may terminate any such agreements by reason of the transactions contemplated by this Agreement.

    2.24.3 Assessments. The Company and each of the Insurance Subsidiaries has paid in full or properly reserved for all guaranty fund and residual market assessments required by any regulatory authority to be paid by the Company or such Insurance Subsidiary.

    2.24.4 Regulatory Matters. All life insurance policies issued by the Company or any Insurance Subsidiary which is a life insurance company (a "Life Company") satisfy the tax definition of life insurance policies in
  Section 7702 or 101(f) of the Code. All annuity contracts issued by a Life Subsidiary satisfy the provisions of Sections 817(h) and 72(s) of the Code, as applicable, and amounts credited to such contracts are not subject to current taxation under Section 72(a) of the Code. Except as set forth in
  Section 72(a) of the Company Disclosure Schedule, none of the policies or contracts offered or sold by a Life Company (i) has been registered under any Federal or state (including blue sky and insurance) securities laws, and such policies and contracts were not, when offered or sold, required to be registered or qualified under such laws; and (ii) has been issued in connection with any separate account established and maintained by a Life Company.

  2.25 Regulatory Filings and Reports. The Company has made available for inspection by Unitrin all registrations, filings or submissions made by the Company and all Company Subsidiaries with any Insurance Department since 1992, including without limitation all annual and quarterly statutory financial statements filed with or submitted to any Insurance Department, and any state insurance reports of examination issued by any such Insurance Department or other state insurance governmental or regulatory body since December 31, 1992. The Company and each Company Subsidiary has filed all reports, statements, documents, registrations, filings or submissions required to be filed by it with any governmental or regulatory body, except (i) those with respect to which the imposition, levy or collection of all fines, penalties, assessments, taxes, forfeitures, money judgments or sanctions of any type are barred by statute of limitations, (ii) with respect to which the failure to so file individually and in the aggregate would not cause a Company Material Adverse Effect, (iii) except as may be required for the transactions contemplated by this Agreement, and (iv) as otherwise agreed to in writing by the applicable governmental or regulatory body. Except as set forth in Section 2.25 of the Company Disclosure Schedule, (A) all such registrations, filings and submissions were in material compliance with applicable law when filed, and
(B) no material deficiencies have been asserted by any such governmental or regulatory body with respect to such registrations, filings and submissions that have not been satisfied. Except as may be required for the transactions contemplated by this Agreement, the Company and each of the Insurance Subsidiaries has duly filed with appropriate insurance authorities, to the extent that filing of the same is required by laws, rules or regulations, all annual and quarterly statements and other statements, documents and reports (including, without limitation, any filings required under applicable state insurance holding company systems acts) required by the insurance and other laws of its state of domicile and in each of the states in which it is licensed to conduct an insurance business. All such statements and filings are substantially correct as filed, and there are no material omissions therefrom, except as set forth in Section 2.25 of the Company Disclosure Schedule.
Section 2.25 of the Company Disclosure Schedule sets forth all financial, market conduct or other reports of examination issued by any department of insurance or regulatory body with respect to the Company or any of its Insurance Subsidiaries since December 31, 1992. Except as set forth in Section
2.25 of the Company Disclosure Schedule, the Company and its Insurance Subsidiaries have resolved all issues raised in such reports to the satisfaction of the issuer of such reports.

  2.26 Agents. Set forth in Section 2.26 of the Company Disclosure Schedule is a true and correct summary description of the compensation arrangements of the Company and each Insurance Subsidiary with its agents and general agents.

  2.27 Reserves and Reinsurance. Except as set forth in Section 2.27 of the Company Disclosure Schedule, the insurance reserves and liabilities reflected in the Company's and each of the Insurance Subsidiaries' Statutory Financial Statements and established on the books of the Company or such Insurance Subsidiary for all future insurance policy benefits, dividends, losses, claims and expenses make a sufficient provision for all reasonably anticipated matured and unmatured liabilities and obligations of the Company and such Insurance Subsidiary, under all insurance policies and reinsurance and coinsurance agreements or other similar contracts pursuant to which the Company or such Insurance Subsidiary had or has any liability or obligation. All such reserves are computed in accordance with applicable SAP loss reserving practices, consistently applied, are fairly stated in accordance with sound loss reserving and actuarial principles, are based on factors and assumptions relevant to the provisions in the related insurance contracts, and are in compliance with the requirements of the insurance laws of the applicable jurisdiction. Except as set forth in Section 2.27 of the Company Disclosure Schedule, neither the Company nor any of the Insurance Subsidiaries is involved in any dispute with or inquiry initiated by its outside accountants or any Insurance Department with respect to its actuarial or reserving practices. The Company and each Insurance Subsidiary owns assets which qualify as admitted assets under applicable state insurance laws in an amount at least equal to all of its required insurance reserves. All reinsurance recoverables reflected or otherwise included, either as assets or contra-liabilities, in the Statutory Financial Statements are fairly stated in accordance with applicable SAP.

  2.28 Information in Proxy Statement. The proxy statement required to be filed by the Company with the Missouri Department of Insurance in connection with the transactions contemplated by this Agreement (the

"Company Proxy Statement"), and any amendments or supplements thereto will, when filed, comply in all material respects with the applicable requirements of the Missouri Insurance Code. The Company Proxy Statement and amendments thereof or supplements thereto will not, at the time of (i) the first mailing thereof to the shareholders of the Company and (ii) the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 2.28 will not apply to statements in, or omissions from, the Company Proxy Statement based upon information furnished to the Company by Unitrin specifically for use therein.

  2.29 Information in Registration Statement. The information with respect to the Company and the Merger that the Company furnishes to Unitrin in writing expressly for inclusion in the Registration Statement (as defined in Section 3.8) will not contain at the time the Registration Statement becomes effective or at the Effective Time any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein not misleading.

  2.30 Other Filings. The Company and each Company Subsidiary has made all required filings with the SEC, the National Association of Securities Dealers, Inc., the Nasdaq Stock Market, any state securities commission and all other governmental or regulatory filings required to be made by the Company or any Company Subsidiary.

  2.31 Third Party Discussions. Other than pursuant to this Agreement, the Company is not currently entertaining discussions with any third party regarding a possible sale or merger of the Company or any Company Subsidiary or a substantial portion of their assets or business.

  2.32 Disclosure. No representation or warranty of the Company and no statement or information relating to the Company or any Company Subsidiary or their respective businesses or properties contained in (i) this Agreement,
(ii) the Company Disclosure Schedule, or (iii) in any certificate furnished to Unitrin or Acquisition Sub pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein not misleading.

  2.33 Fairness Opinion. The Company's Board of Directors has received from Societe Generale Securities Corporation, a written opinion (the "Fairness Opinion") to the effect that the consideration to be paid by Unitrin in the Merger is fair to the shareholders of the Company from a financial point of view.

  2.34 Finder and Investment Bankers. Except as set forth in Section 2.34 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has retained any broker, finder or other agent or incurred any liability for any brokerage fees, commissions or finders' fees with respect to the Merger.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF UNITRIN

  Unitrin represents and warrants to the Company as follows:

  3.1 Organization of Unitrin and Acquisition Sub. Unitrin is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Acquisition Sub is a wholly-owned subsidiary of Unitrin. Unitrin is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the business, prospects, assets, liabilities, results of operations or financial condition of Unitrin and its subsidiaries, taken as a whole, or adversely affect the ability of Unitrin to consummate the transactions contemplated by this Agreement in any material respect (a "Unitrin Material

Adverse Effect"). Unitrin's insurance subsidiaries (the "Unitrin Subsidiaries") have all requisite power and authority to carry on an insurance business pursuant to and to the extent of the certificates of authority issued under the laws of all applicable states. No such certificate of authority has been revoked, restricted, suspended, limited or modified nor is any certificate of authority the subject of a proceeding for revocation, restriction, suspension, limitation or modification, except where such revocation, restriction, suspension, limitation or modification would not result in a Unitrin Material Adverse Effect. Neither Unitrin nor any Unitrin Subsidiary is operating under any formal or informal agreement or understanding with the licensing authority of any state which restricts its authority to do business or requires the Unitrin Subsidiaries to take, or refrain from taking, any action, except where such restriction or requirement would not result in a Unitrin Material Adverse Effect.

  3.2 Capital Stock. The authorized capital stock of Unitrin consists of 20,000,000 shares of Preferred Stock, par value $.10 per share, none of which is issued and outstanding, and 100,000,000 shares of Unitrin Common Stock, of which 37,335,245 shares were issued and outstanding as of March 31, 1997. All of the shares of Unitrin Common Stock issuable at the Effective Time in exchange for Shares covered by Stock Elections or Default Stock Elections in accordance with this Agreement, when so issued, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

  3.3 Authorization. The Board of Directors of each of Unitrin and Acquisition Sub has adopted resolutions approving the transactions contemplated by this Agreement and has authorized the execution and delivery of this Agreement by Unitrin and Acquisition Sub, respectively. Unitrin and Acquisition Sub each has full power and authority to enter into this Agreement and subject to obtaining all required regulatory approvals, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Unitrin and Acquisition Sub and constitutes the valid and legally binding obligation of each of them, enforceable against them in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors rights generally and subject to general principles of equity.

  3.4 Consents and Approvals. Except for consents and approvals listed in the schedule attached hereto (the "Unitrin Consent Schedule"), no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Unitrin or Acquisition Sub of the transactions contemplated by this Agreement.

  3.5 Defaults and Conflicts. Subject to the receipt of all consents and approvals contemplated by this Agreement, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the fulfillment of and compliance with the terms and provisions hereof will
(i) violate any judicial, administrative or arbitral order, writ, award, judgment, injunction or decree involving Unitrin, (ii) conflict with the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of Unitrin, (iii) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by, any indenture or any agreement or other instrument to which Unitrin is a party or by which Unitrin is bound, (iv) result in the creation of any lien, charge or encumbrance upon any of the assets of Unitrin under any such agreement or instrument, or (v) terminate or give any party thereto the right to terminate any such indenture, agreement or instrument, other than, with respect to
(iii), (iv) and (v) above, any such conflict, lien or termination that would not result in a Unitrin Material Adverse Effect. Except as set forth in
Section 3.5 of the schedule delivered by Unitrin to the Company concurrently with the execution of this Agreement (the "Unitrin Disclosure Schedule"), no consent of any third party to any indenture, agreement or other instrument to which Unitrin is a party is required in connection with the execution and delivery of this Agreement, except for such consent or consents that, if not obtained, would not result in a Unitrin Material Adverse Effect.

  3.6 SEC Reports; Financial Statements. Unitrin has filed all reports required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, since December 31, 1993 (collectively, the "SEC Reports"). As of their respective dates, none of the SEC Reports, including, without limitation, any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of Unitrin and its subsidiaries included in its Annual Report on Form 10-K for the years ended December 31, 1994, 1995 and 1996, and the unaudited consolidated interim financial statements included in its Quarterly Report on Form 10-Q for its quarter ended March 31, 1997, present fairly in all material respects in conformity with generally accepted accounting principles (except as may be indicated therein or in the notes thereto) the consolidated financial position of Unitrin and its subsidiaries as of the dates thereof and its consolidated statements of operations, shareholders' equity, and cash flows for the periods then ended (in the case of any unaudited interim financial statements, subject to (i) normal year-end adjustments and (ii) standard limitations on the application of generally accepted accounting principles).

  Except as and to the extent reflected in the interim consolidated statement of financial position of Unitrin and its subsidiaries as of March 31, 1997, and notes thereto included in its Quarterly Report on Form 10-Q for its quarter ended March 31, 1997, neither Unitrin nor any of its subsidiaries had as of March 31, 1997 any liability or obligation (absolute, contingent or otherwise) other than liabilities incurred in the ordinary course of business, none of which, individually or in the aggregate, would have a Unitrin Material Adverse Effect. Except as and to the extent set forth in Section 3.6 of the Unitrin Disclosure Schedule, neither Unitrin nor any of its subsidiaries has incurred any liability or obligation (absolute, contingent or otherwise) since March 31, 1997 other than liabilities incurred in the ordinary course of business, none of which, individually or in the aggregate, would have a Unitrin Material Adverse Effect.

  3.7 Changes Since March 31, 1997. Since March 31, 1997, there has been no event or condition which has had (or is reasonably likely to result in) a Unitrin Material Adverse Effect, and except as set forth in Section 3.7 of the Unitrin Disclosure Schedule, Unitrin and its subsidiaries have conducted their businesses in the ordinary course consistent with past practices.

  3.8 Registration Statement. The registration statement on Form S-4 to be filed by Unitrin with the SEC with respect to the offering of Unitrin Common Stock in connection with the transactions contemplated by this Agreement (the "Registration Statement") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and will not contain, at the time the Registration Statement becomes effective or at the Effective Time, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, not misleading; provided that the foregoing representation shall not apply to statements or omissions in the Registration Statement based upon information furnished to Unitrin or Acquisition Sub by the Company specifically for use therein.

  3.9 Information in Proxy Statement. None of the information supplied or to be supplied by Unitrin or Acquisition Sub in writing expressly for inclusion in the Company Proxy Statement to be mailed to the shareholders of the Company in connection with the Merger or in any amendments thereof or supplements thereto will, at the time of (i) the first mailing thereof and (ii) the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  3.10 Litigation. There is no action, suit, arbitration, mediation, investigation or proceeding pending against, or to the knowledge of Unitrin threatened against or affecting, Unitrin or any of the Unitrin Subsidiaries or its properties or businesses, at law or in equity, or before any governmental or administrative body or agency or before any arbitrator, which (i) challenges the validity of this Agreement or any action taken or to be taken by Unitrin or Acquisition Sub pursuant to this Agreement in connection with the Merger, or (ii) except as set forth in Section 3.10 of the Unitrin Disclosure Schedule, would result in a Unitrin Material Adverse Effect.

  3.11 Compliance with Laws. Unitrin and each of its subsidiaries has complied with all laws, regulations, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local, foreign or otherwise) applicable to its businesses, except where the failure to have so complied would not, individually or in the aggregate, have a Unitrin Material Adverse Effect.

  3.12 Disclosure. No representation or warranty of Unitrin and no statement or information relating to Unitrin or any of the Unitrin Subsidiaries or their respective businesses or properties contained in (i) this Agreement, (ii) the Unitrin Disclosure Schedule, or (iii) in any certificate furnished to the Company pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein not misleading.

  3.13 Unitrin Rights Plan. Neither the approval, execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause the rights outstanding under the Unitrin Rights Plan to become exercisable provided that the Company's shareholders do not, either individually or in the aggregate, own a sufficient number of shares of Unitrin Common Stock which, when added to the number of shares Unitrin Common Stock issuable to such shareholders in the Merger, would cause any such shareholders or group thereof to become an Acquiring Person within the meaning of the Unitrin Rights Plan.

                                  ARTICLE IV

                             RIGHT TO INVESTIGATE

  The Company shall afford to the officers and authorized representatives of Unitrin reasonable access to the offices, properties, books and records of the Company in order that Unitrin may have full opportunity to make such investigations as it shall desire of the affairs of the Company and the Company Subsidiaries, and the officers of the Company shall furnish Unitrin with such additional financial, actuarial and operating data and other information as to the assets, properties, liabilities and business of the Company and the Company Subsidiaries as Unitrin shall from time to time reasonably request. The Company and the Company Subsidiaries shall consent to the review by the officers and authorized representatives of Unitrin of the reports and working papers of the Company's independent auditors and actuarial consultants and to discussions by the officers and authorized representatives of Unitrin with parties with which Company and the Company Subsidiaries have business relationships. All such information shall be held confidential in accordance with the Confidentiality Agreement delivered by Unitrin to the Company dated March 31, 1997.

                                   ARTICLE V

                           COVENANTS OF THE COMPANY

  5.1 Conduct of Business Pending the Merger. From the date hereof until the Effective Time, unless Unitrin shall otherwise agree in writing, or except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, the Company and the Company Subsidiaries shall conduct their respective businesses in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their licenses, permits and certificates of authority, business organizations and relationships with third parties (including but not limited to their respective relationships with policyholders and agents) and to keep available the services of their officers and key employees. Except as set forth in
Section 5.1 of the Company Disclosure Schedule or as otherwise provided in this Agreement, from the date hereof until the Effective Time, without the prior written consent of Unitrin, the Company shall not, and shall not permit any Company Subsidiary to:

    (i) adopt or propose any change in its Articles of Incorporation or By-
  Laws;

    (ii) (A) make any change in its authorized capital stock, (B) issue any stock options, or issue any warrants, or other rights calling for the issue, transfer, sale or delivery of its capital stock or other securities,
  (C) pay any stock dividend or split, combine or reclassify its outstanding shares of capital stock, (D) other than the conversion of Company B Stock into Company A Stock, issue, sell, exchange or deliver any shares of its capital stock (or securities convertible into or exchangeable, with or without additional consideration, for such capital stock), (E) purchase or otherwise acquire for a consideration any outstanding shares of its capital stock, or (F) declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock except for regular quarterly dividends with respect to Company A Stock in an amount not greater than $.35 per share and regular quarterly dividends with respect to Company B Stock in an amount not greater than $.03181 per share, provided that, in the event the record date (the "Unitrin Record Date") for the regular quarterly dividend for the fourth quarter of 1997 payable to holders of Unitrin Common Stock (the "Unitrin Fourth Quarter Dividend") which has historically been declared on or about November 1 of each year is established to be a date prior to the Effective Time, then the Company shall be entitled to pay, in lieu of the Company's own regular quarterly dividend for the fourth quarter of 1997 (the "Reliable Fourth Quarter Dividend"), a special dividend to the holders of the Company Common Stock in an amount not to exceed the amount such holders would have received in connection with the Unitrin Fourth Quarter Dividend on the shares of Unitrin Common Stock such holders would have received in the Merger had the Effective Time occurred prior to the Unitrin Record Date and assuming such holders had made Stock Elections, and provided further, that the Company shall not declare or pay the Reliable Fourth Quarter Dividend to holders of Company Common Stock if the Effective Time occurs prior to the Unitrin Record Date;

    (iii) merge or consolidate with any other person or acquire a material amount of assets of any other person;

    (iv) except pursuant to existing contracts or commitments identified in
  Section 2.17 of the Company Disclosure Schedule, or in the ordinary course of business consistent with past practice, sell, lease, license or otherwise surrender, relinquish or dispose of (A) any material facility owned or leased by the Company or any Company Subsidiary or (B) any assets or property which are material to the Company and the Company Subsidiaries, taken as a whole;

    (v) settle any material audit, make or change any material Tax election or file amended tax returns;

    (vi) except in the ordinary course of business consistent with past practice or as otherwise permitted by this Agreement, (A) incur any material indebtedness except in the ordinary course of business pursuant to existing credit facilities or arrangements, (B) amend or otherwise increase, accelerate the payment or vesting of the amounts payable or to become payable under or fail to make any required contribution to, or withdraw any amounts from, any employee benefit plan maintained by the Company or any Company Subsidiary, or (C) materially increase any non-salary benefits payable to any employee or former employee;

    (vii) grant any increase in the compensation of any director, officer, employee, consultant or agent of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practice, or enter into any Indemnity Agreements as defined in Section 6.4(i) with any such person;

    (viii) except, in any case, in the ordinary course of business consistent with past practice, enter into, terminate or amend any (A) employment agreement or other employment arrangement with any employee of the Company or any Company Subsidiary, (B) any reinsurance or retrocession agreement or treaty, or (C) any other contract or agreement of the Company or any Company Subsidiary of the type described in Section 2.17 hereof, including without limitation any employee benefit plan;

    (ix) change any method of accounting or accounting practice by the Company or any Company Subsidiary, except for any such change required by GAAP or SAP;

    (x) conduct transactions in Company Investments except in compliance with the investment policies of the Company or such Company Subsidiary and all applicable insurance laws and regulations, provided that neither the Company nor any Company Subsidiary shall acquire any securities or other investments other than investments in U.S. Treasury bonds with maturities of five years or less except pursuant to existing contracts or commitments identified in Section 2.17(xi) of the Company Disclosure Schedule; or

    (xi) agree or commit to do any of the foregoing.

  5.2 Consents. The Company shall, as soon as reasonably practicable, prepare or cause to be prepared and made all necessary filings with all governmental or regulatory bodies or other entities and shall use its best efforts to obtain all consents, waivers, approvals, authorizations, rulings or orders from all governmental or regulatory bodies or other entities listed on the Company Consent Schedule and furnish true, correct and complete copies of each to Unitrin. The Company agrees that prior to the Effective Time it will use its best efforts to obtain all required consents of parties to any indenture, agreement or other instrument referred to in Section 2.7 of the Company Disclosure Schedule.

  5.3 Notice. The Company shall give prompt notice to Unitrin of (i) any notice of, or other communication relating to, a default or event which with notice or lapse of time or both would become a default, received by the Company or any Company Subsidiary subsequent to the date of this Agreement and prior to the Effective Time, under its Articles of Incorporation or By-laws or any indenture, or material instrument or agreement, to which the Company or any Company Subsidiary is a party, by which it or any of its properties is bound or to which it or any of its properties is subject, (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby and (iii) any matter which, if it had occurred prior to the date hereof, would have been required to be included in the Company Disclosure Schedule.

  5.4 Shareholder Meeting. The Company shall duly call the Company Shareholder Meeting to be held at the earliest practicable date for the purpose of voting on the Agreement and the conversion of the Company B Stock, and in connection therewith, Company shall prepare and file with the Missouri Department of Insurance, as soon as is reasonably practicable, the required proxy materials with respect thereto and shall use its best efforts to obtain clearance by the Missouri Department of Insurance of the mailing of such material to the Company shareholders. Unless otherwise required in connection with the exercise of its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors of the Company shall recommend the approval of this Agreement and the conversion of the Company B Stock to Company A Stock as contemplated hereby to the Company shareholders.

  5.5 Conversion of Company B Stock. Subject to approval by a majority of the holders of Company B Stock, the Company shall take all necessary actions to cause the Company B Stock to be converted into Company A Stock in accordance with the provisions of the Company's Articles of Incorporation and applicable law, such conversion to be effective immediately prior to the Effective Time.

  5.6 No Solicitation of Acquisition Proposals. The Company shall not, nor shall it permit any of the Company Subsidiaries, or authorize or permit any of their officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by the Company or any Company Subsidiary, to, directly or indirectly, make, solicit, initiate, encourage or take any other action to facilitate any inquiry or proposal, or, subject to the provisos to this sentence, provide any information to or participate in any negotiations with, any corporation, partnership, agent, attorney, financial advisor, person, or other entity or group (other than Unitrin and its affiliates) ("Third Parties") relating to any (i) merger or consolidation or other business combination of the Company or any of the Company Subsidiaries, (ii) sale of a significant amount of assets of the Company or any of its Subsidiaries outside the ordinary course of business, (iii) purchase or sale of shares of capital stock of the Company or any of its Subsidiaries or (iv) any similar action or transaction involving the Company or any of its Subsidiaries other than the transactions contemplated by this Agreement ("Extraordinary Transaction"), or, subject to the provisos to this sentence, agree to or consummate any Extraordinary Transaction; provided, however, that the Company may provide information at the request of, or enter into negotiations with a, third party or agree to or consummate any Extraordinary Transaction if the Board of Directors of the Company determines, in good faith, at a meeting of the Board of Directors, that the exercise of its fiduciary duties to the Company's shareholders under applicable law, as advised in writing by Bryan Cave LLP (or other firm with a national reputation in transactions of this nature), requires it to take any such action, and, provided further, that the Company may not, in any event, provide to such third party any information which it has not provided to Unitrin. The Company shall immediately inform Unitrin in writing of any inquiry, proposal or request for information (including the terms thereof and the person making such inquiry) which it may receive in respect of such a transaction and provide Unitrin with a copy of any such written inquiries, proposals and offers, including without limitation any Acquisition Proposal.

  5.7 Affiliates. At least 30 days prior to the Closing, the Company shall deliver to Unitrin a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use all reasonable efforts to cause each person named in such letter to deliver to Unitrin prior to the Closing a written "Affiliates" agreement, in the form previously agreed to by the parties, providing that such person shall dispose of the Unitrin Common Stock to be received by such person in the Merger only in accordance with applicable law.

  5.8 Phantom Stock Plan. The Company shall take all actions necessary to terminate The Reliable Life Insurance Company Phantom Stock Bonus Plan at or prior to the Effective Time so that the Company has no liability following the Effective Time to any participant thereunder.

  5.9 Cooperation. The Company shall, and shall cause each of the Company Subsidiaries to, execute such documents and other papers, provide such information, and take such further actions as may be reasonably requested by Unitrin to carry out the provisions hereof and to consummate the transactions contemplated hereby.

  5.10 Comfort Letters. Upon the request of Unitrin, the Company shall use all reasonable efforts to provide to Unitrin "comfort letters" from the independent certified public accountants for the Company and the Company Subsidiaries, dated the date on which the Registration Statement, or last amendment thereto, shall become effective, and dated the date of the Closing, addressed to the Board of Directors of each of Unitrin and the Company, covering such matters as Unitrin shall reasonably request with respect to facts concerning the financial condition of the Company and the Company Subsidiaries and customary for such certified public accountants to deliver in connection with a transaction similar to the Merger.

  5.11 Conditions Precedent. The Company shall, and shall cause each of the Company Subsidiaries to, use its best efforts to cause all of the conditions precedent to the consummation of the Merger applicable to them to be met.

                                  ARTICLE VI

                             COVENANTS OF UNITRIN

  6.1 Consents. Unitrin shall, and shall cause Acquisition Sub to, as soon as practicable, prepare and make all necessary filings with all governmental or regulatory bodies or other entities and shall use its best efforts to obtain all consents, waivers, approvals, authorizations, rulings or orders from all governmental or regulatory bodies or other entities listed on the Unitrin Consent Schedule and furnish true, correct and complete copies of each to the Company.

  6.2 Cooperation. Unitrin shall, and shall cause Acquisition Sub to, execute such documents and other papers, provide such information, and take such further actions as may be reasonably requested by the Company to carry out the provisions hereof and to consummate the transactions contemplated hereby.

  6.3 Conditions Precedent. Unitrin shall, and shall cause Acquisition Sub to, use its best efforts to cause all of the conditions precedent to the consummation of the Merger applicable to it to be met.

  6.4 Director and Officer Liability.

    (i) For six years after the Effective Time, Unitrin shall cause the Company to indemnify and hold harmless each person who is or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company, in respect of acts or omissions occurring prior to the Effective Time (the "Indemnified Parties") (including but not limited to the transactions contemplated by this Agreement) to the extent provided under the Company Articles and the Bylaws of the Company and indemnity agreements between the Company and any of its officers or directors ("Indemnity Agreements") in effect on the date hereof, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

    (ii) For six years after the Effective time, Unitrin shall or shall cause the Company to provide, if available, officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time, including but not limited to the transactions contemplated by this Agreement, covering each such person currently covered by the Company's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Effective Time, on terms with respect to coverage and amount comparable to those of such policy in effect on the date hereof, provided that such coverage may be obtained by Unitrin at a cost that does not exceed the current cost of the Company's insurance.

  6.5 Registration Statement. Unitrin will file the Registration Statement with the SEC and, if required, appropriate materials with applicable state securities agencies as promptly as practicable and will use all reasonable efforts to cause the Registration Statement to become effective under the Securities Act and all such state filed materials to comply with applicable state securities laws. The Company authorizes Unitrin to utilize in the Registration Statement and in all such state filed materials the information concerning the Company and its subsidiaries provided to Unitrin in connection with, or contained in, the Registration Statement. Unitrin will advise the Company promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Unitrin will furnish the Company with copies of all such documents. Except for the Company Proxy Statement and related prospectus of Unitrin, Unitrin shall not distribute any written material that would constitute a "prospectus" relating to the Merger other than in compliance with the Securities Act or any applicable state securities law.

  6.6 Inclusion on Nasdaq. Unitrin shall use its best efforts to cause the shares of Unitrin Common Stock issuable in exchange for Shares to be included on the National Market Tier of the Nasdaq Stock Market prior to the Effective Time.

  6.7 Notice. Unitrin shall give prompt notice to the Company of (i) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby and (ii) any matter which, if it had occurred prior to the date hereof, would have been required to be included in the Unitrin Disclosure Schedule.

  6.8 Comfort Letters. Upon the request of the Company, Unitrin shall use all reasonable efforts to provide to the Company "comfort letters" from the independent certified public accountants for Unitrin and its subsidiaries, dated the date on which the Registration Statement, or last amendment thereto, shall become effective, and dated the date of the Closing, addressed to the Board of Directors of each of the Company and Unitrin, covering such matters as the Company shall reasonably request with respect to facts concerning the financial condition of Unitrin and its subsidiaries and customary for such certified public accountants to deliver in connection with a transaction similar to the Merger.

                                  ARTICLE VII

                         CLOSING AND CLOSING DOCUMENTS

  7.1 Closing. The closing (the "Closing") under this Agreement shall be held at the offices of Lord, Bissell & Brook, 115 S. LaSalle Street, Chicago, Illinois at 10:00 a.m., Central Time, as promptly as practicable after the fulfillment or waiver of all the terms and conditions contained in Articles VII, VIII, IX and X of this Agreement, or at such other place and time as shall be mutually agreeable to the parties. The Articles of Merger shall be filed upon the Closing with the Secretary of State of Missouri.

  7.2 Company Closing Documents. At the Closing, the Company shall deliver, or cause to be delivered, to Unitrin:

    (i) a certificate of the Company, signed by its Chief Executive Officer, which shall confirm that the conditions to Unitrin's obligations set forth in Sections 8.1 and 8.2 have been satisfied;

    (ii) the opinion of Bryan Cave LLP, counsel for the Company, dated the Effective Time, and in form and substance satisfactory to Unitrin, covering the matters set forth in Exhibit 7.2 hereto;

    (iii) a certificate of the Company's inspector of elections as to the vote taken at the Company Shareholders' Meeting with respect to the Merger and the conversion of Company B Stock into Company A Stock to be effective immediately prior to the Merger;

    (iv) written resignations, effective the Effective Time, of those directors of the Company and the Company Subsidiaries specified on a schedule to be delivered by Unitrin to the Company prior to the Closing (the "Directors Schedule");

    (v) Articles of Incorporation of the Company and each of the Company Subsidiaries certified by the Secretary of State or Insurance Department of their respective States of incorporation dated as of a date within five (5) days prior to the Closing; and

    (vi) certificates of Good Standing of the Company and each of the Company Subsidiaries certified by the Secretary of State or Insurance Department of their respective States of incorporation and qualification dated the date of the Closing or as close thereto as practicable.

  7.3 Unitrin Closing Documents. At the Closing, Unitrin and Acquisition Sub shall deliver, or cause to be delivered, to the Company:

    (i) a certificate of Unitrin, signed by its President or a Vice President, which shall confirm that the conditions to the Company's obligations set forth in Sections 9.1 and 9.2 have been satisfied; and

    (ii) the opinion of Scott Renwick, Esq., counsel of Unitrin, dated the Effective Time, and in form and substance satisfactory to the Company, covering the matters set forth in Exhibit 7.3 hereto.

                                 ARTICLE VIII

                   CONDITIONS TO THE OBLIGATIONS OF UNITRIN

  The obligations of Unitrin under this Agreement to cause this Agreement to become effective and have the transactions contemplated hereby be consummated are, at its option, subject to the conditions that:

  8.1 Validity of Representation and Warranties. The representations and warranties of the Company herein contained that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company herein contained that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made on and at the Effective Time, except as contemplated or permitted by this Agreement.

  8.2 Performance of Obligations. The Company shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by it at or prior to the Effective Time.

  8.3 Consents. All consents, waivers, approvals, authorizations or orders listed on the Company Consent Schedule shall have been obtained by the Company in form and substance reasonably acceptable to Unitrin and copies of the same shall have been delivered to Unitrin.

  8.4 Material Adverse Change. Since the date of this Agreement, no facts, events or circumstances shall have occurred which, in the reasonable judgment of Unitrin, could have a Company Material Adverse Effect.

  8.5 Company Closing Documents. The Company shall have delivered or caused to be delivered to Unitrin at the Closing all of the documents listed in Section
7.2 hereof.

  8.6 Approval of Company Shareholders. This Agreement, and the conversion of the Company B Stock to Company A Stock to be effective immediately prior to the Merger, shall have been approved and adopted by the requisite votes of the shareholders of the Company in accordance with the provisions of the Articles of Incorporation of the Company and applicable law.

  8.7 Resignations. The directors of the Company and the Company Subsidiaries as specified in the Directors Schedule shall have tendered their resignations in writing, effective at the Effective Time.

  8.8 Affiliates. Unitrin shall have received a signed "affiliates letter" from each of the persons named in the letter delivered by the Company to Unitrin pursuant to Section 5.7 hereof.

  8.9 Licenses. The Company shall have delivered to Unitrin evidence reasonably satisfactory to Unitrin that the Company's and the Company Subsidiaries' existing licenses and governmental authorizations necessary for them to conduct business remain in full force and effect and are not subject to any restriction.

  8.10 Private Placement Securities. Unitrin shall have received evidence reasonably satisfactory to Unitrin demonstrating that:

    (i) the Company Investments identified in Section 2.13(ii) of the Company Disclosure Schedule as of March 31, 1997 (adjusted for subsequent acquisitions, dispositions and principal payments) have an aggregate value (assuming sale or other disposition of all such investments within twenty-four months) in excess of 95% of the carrying value of such investments (adjusted for subsequent acquisitions, dispositions and principal payments) as reflected in the Statutory Financial Statements for the quarter ended March 31, 1997; and

    (ii) the Company has in its possession at its principal place of business all documentation with respect to the acquisition of such investments which would be customary to be delivered by the seller thereof to an unrelated purchaser, including, without limitation, any original note purchase agreements, indentures, guarantees, security agreements, legal opinions and officer certificates.

                                  ARTICLE IX

                 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

  The obligations of the Company under this Agreement to cause this Agreement to become effective and have the transactions contemplated hereby be consummated are, at its option, subject to the conditions that:

  9.1 Validity of Representations and Warranties. The representations and warranties of Unitrin herein contained that are qualified as to materiality shall be true and correct, and the representations and warranties of Unitrin herein contained that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made on and at the Effective Time, except as contemplated or permitted by this Agreement.

  9.2 Performance of Obligations. Unitrin shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them at or prior to the Effective Time.

  9.3 Tax Opinion. The Company shall have received from Bryan Cave LLP an opinion to the effect that the Merger when consummated in accordance with the terms hereof will constitute a tax-free reorganization within the meaning of
Section 368(a) of the Code. In rendering such opinion, Bryan Cave LLP may rely upon representations contained in certificates of Unitrin and the Company in the form previously agreed to by the parties.

  9.4 Consents. All consents, waivers, approvals, authorizations or orders listed on the Unitrin Consent Schedule shall have been obtained by Unitrin in form and substance reasonably acceptable to the Company and copies of the same shall have been delivered to the Company.

  9.5 Unitrin Closing Documents. Unitrin shall have delivered or cause to be delivered to the Company at the Closing all of the documents listed in Section
7.3 hereof.

  9.6 Material Adverse Change. Since the date of this Agreement, no facts, events or circumstances shall have occurred which, in the reasonable judgment of the Company, could have a Unitrin Material Adverse Effect.

  9.7 Fairness Opinion. The Fairness Opinion shall not have been rescinded or amended in any material respect.

  9.8 Inclusion on Nasdaq. The shares of Unitrin Common Stock issuable in exchange for the Stock Election Shares shall have been included on the National Market Tier of the Nasdaq Stock Market.

  9.9 No Change of Control. Unitrin shall not have effected or entered into an agreement providing for a change of control of Unitrin. As used herein, "change of control" shall mean: (a) the acquisition of the beneficial ownership of more than 40% of outstanding shares of Unitrin Common Stock by a single person or entity or a group of affiliated persons or entities, (b) the merger, consolidation or combination of Unitrin with an unaffiliated corporation in which the Directors of Unitrin immediately prior to such merger, consolidation or combination constitute less than a majority of the Board of Directors of the surviving, new or combined entity or (c) the sale of all or substantially all of the assets of Unitrin.

                                   ARTICLE X

               CONDITIONS APPLICABLE TO UNITRIN AND THE COMPANY

  The obligations of Unitrin and the Company under this Agreement to cause this Agreement to become effective and have the transactions contemplated hereby be consummated are subject to the following terms and conditions:

  10.1 Hart-Scott-Rodino Act. Any waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated.

  10.2 Governmental Approvals. A written order approving the Merger and the transactions contemplated thereby from the Missouri Director of Insurance and the Texas Commissioner of Insurance and any approvals of the Merger and the transactions contemplated thereby as may be required by other Insurance Departments shall have been obtained at or prior to the Effective Time in form and substance reasonably acceptable to Unitrin and Company.

  10.3 Injunction. The consummation of the Merger shall not have been restrained, enjoined or prohibited by any court or governmental authority of competent jurisdiction. No material litigation or administrative proceeding shall be pending as of the Effective Time seeking to restrain, enjoin or prohibit the consummation of this Agreement or the Merger which, in the reasonable good faith determination of any party, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 10.3 shall not apply to any party that has directly or indirectly solicited or encouraged any such action.

  10.4 Shareholder Approval. This Agreement shall have been approved and adopted at a duly called meeting of the shareholders of the Company by at least two-thirds of the issued and outstanding shares entitled to vote thereon.

  10.5 Conversion of Company B Stock. All of the issued and outstanding shares of Company B Stock shall have been converted, effective immediately prior to the Effective Time, into shares of Company A Stock in accordance with the Company's Articles of Incorporation and applicable law.

  10.6 Registration Statement; Blue Sky. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by any governmental authority. Unitrin shall have received all state securities law authorizations necessary to consummate the transactions contemplated hereby.

  10.7 Dissenting Reliable Shares. The holders of not more than 150,000 of the issued and outstanding Shares at the Effective Time shall have delivered written notice of intent to demand payment of the fair value of their Shares pursuant to Article XIV of the Articles of the Company.

  10.8 Effective Time. The Effective Time shall be no later than 5:00 P.M. Central Time on October 31, 1997.

                                  ARTICLE XI

                        TERMINATION AND TERMINATION FEE

  11.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing (i) by mutual written consent of the Board of Directors of Unitrin and the Board of Directors of the Company, (ii) by action of the Board of Directors of Unitrin or the Board of Directors of the Company, if a material breach of any provision of this Agreement has been committed by the non-terminating party, and such breach has not been waived, (iii) by action of the Board of Directors of Unitrin, in the event a condition set forth in Article VIII of this Agreement has not been satisfied as of the time such condition is required hereunder to be satisfied, or such condition is or becomes impossible (other than through the failure of Unitrin to comply with its obligations under this Agreement), (iv) by action of the Board of Directors of the Company, in the event a condition set forth in Article IX of this Agreement has not been satisfied as of the time such condition is required hereunder to be satisfied, or such condition is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement), or (v) by action of the Board of Directors of Unitrin or the Board of Directors of the Company in the event a condition set forth in Article X of this Agreement has not been satisfied as of the time such condition is required hereunder to be satisfied, or such condition is or becomes impossible (other than through the failure of the terminating party to comply with its obligations under this Agreement).

  11.2 Termination Fee. If Unitrin and the Company fail to consummate the Merger and the Company enters into a binding commitment or agreement regarding an Extraordinary Transaction with any Third Party (as such terms are defined in Section 5.6 above), on or prior to January 1, 1998, then the Company shall promptly pay to Unitrin in cash the sum of ten million dollars ($10,000,000) contemporaneously with (and subject to) consummation of such Extraordinary Transaction; provided, however, that such amount shall not be payable by the Company (i) if the Company was entitled not to consummate the Merger with Unitrin due to a failure of one or more of the conditions set forth in Articles IX and X (other than the conditions contained in Sections 9.3, 9.7, 10.4, 10.5 or 10.7) to be satisfied, or (ii) if Unitrin fails to consummate the Merger based upon a failure of a condition to closing set forth in Article VIII to be satisfied, unless in the case of either (i) or (ii) above, the failure of such condition to be satisfied is caused by any action or failure to act on the part of the Company. Notwithstanding the foregoing, such fee shall not be payable if the Company was entitled not to consummate the Merger due to the failure of Bryan Cave LLP to issue its tax opinion specified in
Section 9.3 if such failure resulted from a change in applicable tax laws or regulations after the date hereof or the failure of Unitrin to deliver its certificate referred to in Section 9.3.

  11.3 Survival of Rights. The payment described in Section 11.2 above shall be in addition to, and not in limitation of, any right or remedy that any party hereunder may have in the event of a breach by any party of this Agreement.

                                  ARTICLE XII

             SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

  All of the representations, warranties and covenants of the parties hereunder shall be deemed to be conditions of the Merger and shall not survive the Closing, provided that the covenants of Unitrin set forth in Section 6.4 shall survive the Closing.

                                 ARTICLE XIII

                                 MISCELLANEOUS

  13.1 Payment of Expenses. Except as provided in Article XI, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering and carrying out this Agreement and to the consummation of the Merger.

  13.2 Entire Agreement. This Agreement (together with the Schedules and Exhibits hereto and the documents referred to herein) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters, including, without limitation, the agreement in principle between Unitrin and Company dated May 7, 1997. There are no third party beneficiaries to this Agreement, provided that the Indemnified Parties and their heirs, executors and personal representatives shall be third party beneficiaries of the covenants of Unitrin set forth in Section 6.4.

  13.3 Modifications, Amendments and Waivers. At any time prior to the Effective Time, the parties hereto may, by written agreement, (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, (iii) waive compliance with any of the covenants or agreements contained in this Agreement, or (iv) make any other modification of this Agreement approved by the respective Boards of Directors of the parties hereto. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

  13.4 Assignment; Governing Law. Neither this Agreement nor any right, obligation or interest herein shall be assignable by any of the parties hereto, and any attempted assignment without each of the other parties' consent shall be void. This agreement shall be construed in accordance with the laws of the State of Missouri.

  13.5 Schedules. All information set forth in the Company Disclosure Schedule and the Unitrin Disclosure Schedule shall be deemed a representation and warranty of the Company and Unitrin, respectively, as to the accuracy of such information.

  13.6 Press Releases. Except as may otherwise be required by law, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made prior to the Effective Time without advance approval thereof by the Company and Unitrin. The Company and Unitrin will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby.

  13.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, overnight express service or confirmed facsimile transmission, if to Unitrin, addressed to Unitrin, Inc., One East Wacker Drive, 10th Floor, Chicago, Illinois 60601,
Attention: Richard C. Vie, facsimile: (312) 661-4690 (with a copy to Unitrin,
Attention: Scott Renwick, Esq., facsimile: (312) 661-4941); and if to the Company addressed to The Reliable Life Insurance Company, 231 West Lockwood Avenue, St. Louis, Missouri 63119, Attention: Lewis B. Shepley, facsimile:
(314) 968-4899, (with a copy to Bryan Cave LLP, One Metropolitan Square, 211 North Broadway, Suite 3600, St. Louis, Missouri 63102-2750, Attention: William
F. Seabaugh, Esq., facsimile: (314) 259-2020), or to such other persons as may be designated in writing by the parties.

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

  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.

Attest:                                   Unitrin, Inc.

/s/ Scott Renwick                             /s/ Richard C. Vie
---------------------------------         By: _________________________________

Attest:                                   Unitrin Acquisition Corporation

/s/ Scott Renwick                             /s/ Richard C. Vie
---------------------------------         By: _________________________________

Attest:                                   The Reliable Life Insurance Company

/s/ Ralph L. Grossman                         /s/ Douglas B. Chomeau
---------------------------------         By: _________________________________

                                     A-29